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                                                                    EXHIBIT 99.6


                          REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT, dated as of October 27, 1997 (the "Agreement"), is made by and between Selfcare, Inc., a Delaware corporation (the "Company"), and Elliott Associates, L.P. and Westgate International, L.P. (collectively, the "Initial Investor").

                              W I T N E S S E T H :

         WHEREAS, in connection with the Securities Purchase Agreement dated as of October 27, 1997 between the Initial Investor and the Company (the "Purchase Agreement"), the Company has agreed, upon the terms and subject to the conditions of said Purchase Agreement, to issue and sell to the Initial Investor Ten Million U.S. Dollars face amount of Senior Subordinated Convertible Notes of the Company (the "Notes"), together with Warrants to purchase additional shares of common stock of the Company, par value $0.001 per share (the "Common Stock"). The shares of Common Stock into which the Notes are convertible, any shares of Common Stock issuable pursuant to the Notes in lieu of cash interest and the shares of Common Stock into which Warrants are exercisable are collectively referred to herein as the "Common Shares." The term "Notes" as used herein shall also mean any additional Notes issued pursuant hereto or pursuant to the Purchase Agreement; the term "Warrants" as used herein shall also mean any additional Warrants issued pursuant hereto or pursuant to the Purchase Agreement.

         WHEREAS, to induce the Initial Investor to execute and deliver the Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "1933 Act"), and applicable state securities laws with respect to the Common Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Initial Investor hereby agree as follows:

         1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:

              (a) "Holders" are stockholders of the Company who, by virtue of agreements with the Company, are entitled to include their securities in certain Registration Statements filed by the Company.

              (b) "Investors" means the Initial Investor and any transferee or assignee of the Initial Investor who agrees to



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become bound by the provisions of this Agreement in accordance with Section 9 hereof.

              (c) "Registrable Securities" means the Common Shares, together with any shares of Common Stock or other securities which hereafter are issued as a dividend or other distribution or in exchange for Common Shares and any additional shares of Common Stock or other securities which hereafter are issued due to anti-dilution adjustments with respect to the Common Shares, which are required to be included in a Registration Statement pursuant to Section 2(a) below.

              (d) "Registration Period" means the period between the date of this Agreement and the earlier of (i) the date on which all of the Registrable Securities have been sold in transactions where the transferee is not subject to resale registration restrictions or volume limitations imposed by the Securities Act or any state securities law (or is subject to such restrictions or limitations solely due to its status as an "affiliate" of the Company under the Securities Act and the Rules promulgated thereunder), or (ii) the date on which the Registrable Securities (in the reasonable opinion of Investors' counsel) may thereafter be sold to the public without registration under Rule 144(k) (assuming that the holder is not an "affiliate" of the Company).


              (e) "Registration Statement" means a registration statement of the Company filed with the Securities and Exchange Commission (the "SEC") under the 1933 Act.

              (f) The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such Registration Statement by the SEC.

         2.   Registration.

              (a) Mandatory Registration. The Company will file a Registration Statement with the SEC registering the Registrable Securities for resale within one hundred (100) days of the closing of the purchase of the Notes (the "Closing Date"). To the extent allowable under the 1933 Act, the Registration Statement shall include the Common Shares and such indeterminate number of additional shares of Common Stock as may become issuable in lieu of cash interest under any of the Notes and as may become issuable upon conversion of the Notes and exercise of the Warrants (i) to protect against dilution in accordance with the terms of the Notes and the Warrants, or (ii) by reason of changes in the conversion price of the Notes or the exercise price of the Warrants in accordance with the terms thereof. The number of shares of Common Stock initially included in such Registration Statement on account of the Investors shall be no less than one and one half (1.5) times the number of Common Shares that are issuable upon conversion of the Notes and


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exercise of the Warrants. The Company shall also have the right to register in such Registration Statement (a) shares of Common Stock, if any, which the Company presently has a contractual obligation to register for UBS'93 (approximately 438,750 shares), to the extent that the Company is contractually obligated to register such shares in such Registration Statement, (b) additional shares of Common Stock (approximately 31,250) which may be issued upon the exercise of warrants issued by the Company on the date hereof to four individuals at the request of Shoreline Pacific, and (c) shares of Common Stock, if any, which the Company is hereafter involuntarily ordered, by a court of competent jurisdiction, in a non-appealable court order, to include in such Registration Statement (provided the Company has diligently attempted to prevent the issuance of such court order) and has diligently prosecuted an appeal, if permissible, of such court order. The Company shall use its best efforts to cause such Registration Statement to be declared effective by the SEC as soon as practicable after filing and in any event on or before the earlier of the following two dates: (1) 187 days after the Company's registration statement relating to the Series B Convertible Preferred Stock (the "Series B Registration Statement"), the purchase of which closed on August 26, 1997, has been declared effective by the SEC or (2) May 24, 1998. Such periods may be extended by the number of days, not to exceed in the aggregate 90 days, that a permitted "blackout" is in effect under the Series B Registration Statement (the earliest date on which the Registration Statement is required to be declared effective under this Section 2(a) is the "Required Effective Date"). Such best efforts shall include, but not be limited to, promptly responding to all comments received from the staff of the SEC. Should the Company receive notification from the SEC that the Registration Statement will receive no action or no review from the SEC, the Company shall cause such Registration Statement to become effective within five (5) business days of such SEC notification; provided, however, that in no event will the Company be required to cause such Registration Statement to be declared effective prior to said 187 day period, as so permitted to be extended for such "blackout" periods. Once declared effective by the SEC, the Company shall cause such Registration Statement to remain effective throughout the Registration Period.

              (b) Late Registration Payments. If the Registration Statement required pursuant to Section 2(a) above has not been declared effective by the Required Effective Date, the Company will make cash payments to the Investor as partial compensation for the added liquidity risk of such delay (the "Late Registration Payments"). The Late Registration Payments will be equal to two percent (2%) of the purchase price for the Notes (plus accrued but unpaid interest) for each month (pro rated for partial months) following the Required Effective Date, continuing through the date the Registration Statement is declared effective by the SEC. The Late Registration Payments will be paid to the Initial Investor within five (5) business days following the earlier of: (i) the end of each month following the Required Effective Date, or (ii) the effective date of the Registration


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Statement. Nothing herein shall limit the Investor's right to pursue damages
(including without limitation lost trading or other profits of the Investor and expenses and reasonable legal fees incurred by the Investor; excluding, however, other consequential damages and punitive damages) (collectively, "Damages") for the Company's failure to file a Registration Statement or to have it declared effective by the SEC on or prior to the Required Effective Date in accordance with the terms of this Agreement. The late payments may be made, at the option of each Initial Investor, in cash or additional Notes with the face amount of any additional Notes equal to the Late Registration Payment (and including the related Warrants in the same proportion as in the initial purchase of the Notes pursuant to the Purchase Agreement).

              (c) Piggyback Registrations. If, at any time prior to the expiration of the Registration Period, the Company decides to register any of its securities for its own account or for the account of others (excluding registrations relating to equity securities to be issued solely in connection with an acquisition of any entity or business or in connection with stock option or other employee benefit plans), the Company will promptly give the Investors written notice thereof, and will use its best efforts to include in such registration all or any part of the Registrable Securities so requested by such Investors (excluding any Registrable Securities previously included in a Registration Statement which is then currently effective). Each Investor's request for registration must be given to the Company in writing within ten (10) business days after receipt of the notice from the Company. If the registration for which the Company gives notice is a public offering involving an underwriting, the Company will so advise the Investors as part of the above-described written notice. In such event, if the managing underwriter(s) of the public offering impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)' judgment, such limitation would be necessary to effect an orderly public distribution, then the Company will be obligated to include only such limited portion, if any, of the Registrable Securities with respect to which such Investors have requested inclusion hereunder. Any exclusion of Registrable Securities shall be made pro-rata among all Holders of the Company's securities seeking to include shares of Common Stock in proportion to the number of shares of Common Stock sought to be included by such Holders; provided, however, that the Company will not exclude any Registrable Securities unless the Company has first excluded all outstanding securities the Holders of which are not entitled by right to inclusion in such Registration Statement. No right to registration of Registrable Securities under this Section 2(c) shall be construed to limit in any way the registration required under Section 2(a) above. The obligations of the Company under this Section 2(c) will expire upon the earlier of: (i) the effectiveness of the Registration Statement filed pursuant to Section 2(a) above, unless such Registration Statement is no longer effective and neither clause (ii) nor (iii) hereof have been met; (ii) after the Company has afforded the opportunity for


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the Investors to exercise registration rights under this Section 2(c) for two separate registrations; provided, however, that any Investor who shall have had any Registrable Securities excluded from any Registration Statement in accordance with this Section 2(c) shall be entitled to include in one additional Registration Statement (for each one that an Investor had Registerable Securities so excluded) filed by the Company the Registrable Securities so excluded; or (iii) when all of the Registrable Securities held by any Investor may be sold by such Investor under Rule 144 under the 1933 Act without being subject to any volume restrictions or limitations.

              (d) Eligibility for Form S-3. The Company represents and warrants that it meets the requirements for the use of Form S-3 for registration of the resale by the Investors of the Registrable Securities, and the Company shall use all best efforts to file all reports required to be filed by the Company with the SEC in a timely manner so as to maintain such eligibility for the use of Form S-3.

         3. Additional Obligations of the Company. In connection with the registration of the Registrable Securities, the Company shall have the following additional obligations:

              (a) Except as otherwise expressly provided in this Agreement, the Company shall use its best efforts to keep the Registration Statement effective pursuant to Rule 415 under the 1933 Act at all times during the Registration Period after such Registration Statement is initially declared effective.

              (b) The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) filed by the Company shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period after such Registration Statement is initially declared effective, and, at all times during such period, shall comply with the provisions of the 1933 Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of. In the event the number of shares of Common Stock included in a Registration Statement filed pursuant to this Agreement (excluding piggyback registrations as provided for in Section 2(c) above) is insufficient to cover all of such Registrable Securities, the Company shall amend the Registration Statement and/or file a new Registration Statement so as to cover all of the Registrable Securities as soon as practicable, but in no event more than twenty (20) business days after the Company first determines (or reasonably should have determined) the need


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therefor. The Company shall use its best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof. The Late Registration Payment provisions of Section 2(b) above shall become applicable with respect to the effectiveness of such amendment and/or new Registration Statement on the sixtieth (60th) day following the date the Company first determines (or reasonably should have determined), or is notified in writing of, the need for the amendment and/or new Registration Statement.

              (c) The Company shall furnish to each Investor whose Registrable Securities are included in the Registration Statement (i) promptly after the same is prepared and publicly distributed, filed with the SEC or received by the Company, one copy of the Registration Statement and any amendment thereto; each preliminary prospectus and final prospectus and each amendment or supplement thereto; and, in the case of the Registration Statement required under Section 2(a) above, each letter written by or on behalf of the Company to the SEC and each item of correspondence from the SEC, in each case relating to such Registration Statement (other than any portion of any item thereof which contains information for which the Company has sought confidential treatment); and (ii) such number of copies of a prospectus, including a preliminary prospectus, and all amendments and supplements thereto, and such other documents as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor.

              (d)   The Company shall use its commercially reasonable efforts to
(i) register and qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as the Investors reasonably request, (ii) prepare and file in those jurisdictions such amendments (including post-effective amendments) and supplements to such registrations as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions. Notwithstanding the foregoing provision, the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (ii) subject itself to general taxation in any such jurisdiction, (iii) file a general consent to service of process in any such jurisdiction, (iv) provide any non-customary undertakings that cause more than nominal expense or burden to the Company, or (v) make any change in its charter or bylaws, which in each case the Board of Directors of the Company determines to be contrary to the best interests of the Company and its stockholders.

              (e) In the event Investors who hold a majority in interest of the Registrable Securities being offered in an offering select underwriters for such offering, the Company shall


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enter into and perform its obligations under an underwriting agreement in usual and customary form including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering. Such Investors shall use commercially reasonable efforts to consult with the Company with respect to the selection of such underwriter. The Company shall have the right to reasonably object to two (2) such underwriters proposed by the Investors, provided the Company promptly so objects. No Investor shall be obligated to participate in any such underwriting.

              (f) As promptly as practicable after becoming aware of such event, the Company shall notify each Investor who holds Registrable Securities being sold pursuant to a Registration Statement of the happening of any event of which the Company has knowledge as a result of which the prospectus included in the Registration Statement as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a "Suspension Event"). The Company shall make such notification as promptly as practicable after the Company becomes aware of such Suspension Event, shall promptly, but in all events within five
(5) business days, use its best efforts to prepare a supplement or amendment to the Registration Statement to correct such untrue statement or omission, and shall deliver a number of copies of such supplement or amendment to each Investor as such Investor may reasonably request. Notwithstanding the foregoing provision, the Company shall not be required to maintain the effectiveness of the Registration Statement or to amend or supplement the Registration Statement for a period (a "Delay Period") commencing on the happening of the Suspension Event and expiring upon the earlier to occur of (i) the date on which such material information is disclosed to the public or ceases to be material or,
(ii) the date on which the Company is able to comply with its disclosure obligations and SEC requirements related thereto, or (iii) thirty (30) days after the occurrence of the Suspension Event; provided, however, that there shall not be more than two Delay Periods in any twelve (12) month period. In the event that the aggregate number of days in all Delay Period(s) taken together within a twelve-month period exceeds forty-five (45) days, or in the event that there are more than two Delay Periods in any twelve-month period, regardless of duration, the Company shall compensate the Investor for such delay by making monthly cash payments, prorated on a daily basis, to such Investor of two percent (2%) of the purchase price paid for the Registrable Shares still held by such Investor at such time continuing through the date such Registration Statement is declared effective by the SEC (the "Delay Compensation"). The Delay Compensation will begin to accrue on the thirty-first (31st) day falling within one or more Suspension Events in any twelve-month period, on the first day of any Delay Period in excess of the first two Delay Periods in any twelve-month period; and on the forty sixth day of all Delay Periods taken together in any twelve-month period, and will be payable thirty days from each such date and each thirty days thereafter until the Investor


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is notified that the Registration Statement becomes or is brought effective.
Payment of the Delay Compensation is not intended to be the Investor's exclusive remedy; the Investor shall also be entitled to seek any Damages incurred.

              (g) The Company shall use its best efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement and, if such an order or other suspension is issued, shall use its best efforts to obtain the withdrawal of such order or other suspension at the earliest possible time and to notify each Investor who holds Registrable Securities being sold (and in the event of an underwritten offering, the managing underwriters) of the issuance of such order or other suspension and the resolution thereof. For purposes of Section 3(f), a stop order or other suspension referred to in this subparagraph (g) shall be an additional "Suspension Event."

              (h) The Company shall permit a single firm of counsel designated by the Investors who hold a majority in interest of the Registrable Securities being sold pursuant to such registration to review the Registration Statement and all amendments and supplements thereto (as well as all requests for acceleration or effectiveness thereof) a reasonable period of time (not to exceed five (5) business days) prior to their filing with the SEC, and shall not file any document in a form to which such counsel reasonably objects. Clean and marked (showing changes from previous drafts) copies shall be so provided to counsel for the Investors. Such review shall not be deemed approval of anything contained therein.

              (i) The Company shall make generally available to its security Holders as soon as practical, but not later than ninety (90) days after the close of the period covered thereby, an earnings statement (in a form complying with the provisions of Rule 158 under the 1933 Act) covering a twelve-month period beginning not later than the first day of the Company's fiscal quarter following the effective date of the Registration Statement.

              (j) At the request of any Investor who holds the Registrable Securities being sold pursuant to such registration, the Company shall furnish on the date that Registrable Securities are delivered to an underwriter for sale in connection with the Registration Statement (i) a letter, dated such date, from the Company's independent certified public accountants in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and (ii) an opinion, dated such date, from counsel representing the Company for purposes of such Registration Statement, in form and substance as is customarily given in an underwritten public offering, addressed to the underwriters and Investors.

              (k) The Company shall make available for inspection by any Investor whose Registrable Securities are being sold pursuant


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to such registration, any underwriter participating in any disposition pursuant to the Registration Statement, and one firm of attorneys, accountants or other agent retained by all such Investors and one firm of attorneys, accountants or other agent retained by all underwriters (collectively, the "Inspectors"), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records"), as shall be reasonably necessary to enable each Inspector to exercise its due diligence responsibility, and cause the Company's officers, directors and employees to supply all information which any Inspector may reasonably request for purposes of such due diligence; provided, however, that each Inspector shall hold in confidence and shall not make any disclosure (except to an Investor who agrees to be bound by such confidentiality agreement) of any Record or other information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified in writing, unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in any Registration Statement, (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court or government body of competent jurisdiction or such release is reasonably necessary in connection with litigation or other legal process, or (iii) the information in such Records has been made generally available to the public other than by disclosure by an Investor or its agent or such Inspector in violation of this or any other agreement. The Company shall not be required to disclose any confidential information in such Records to any Inspector until and unless such Inspector shall have entered into confidentiality agreements (in form and substance satisfactory to the Company) with the Company with respect thereto, substantially covering the matters set forth in the form of this Section 3(k). Each Investor agrees that it shall, upon learning that disclosure of such Records is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, the Records deemed confidential. Nothing herein shall be deemed to limit the Investor's ability to sell Registrable Securities in a manner which is otherwise consistent with applicable laws and regulations.

              (l) The Company shall hold in confidence and shall not make any disclosure of information concerning an Investor provided to the Company pursuant hereto unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other order from a court or governmental body of competent jurisdiction, or such release is reasonably necessary in connection with litigation or other legal process, or (iv) such information has been made generally available to the public other than by disclosure in violation of this agreement. The Company agrees that it shall, upon learning


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that disclosure of such information concerning an Investor is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt notice to such Investor and allow such Investor, at its expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

              (m) The Company shall use its best efforts either to (i) cause all the Registrable Securities covered by the Registration Statement to be listed on AMEX or another national securities exchange and on each additional national securities exchange on which similar securities issued by the Company are then listed, if any, if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) secure designation of all the Registrable Securities covered by the Registration Statement as a National Association of Securities Dealers Automated Quotations System ("Nasdaq") "national market system security" within the meaning of Rule 11Aa2-1 of the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the quotation of the Registrable Securities on the Nasdaq National Market System or, if, despite the Company's best efforts to satisfy the preceding clause (i) or (ii), the Company is unsuccessful in satisfying the preceding clause (i) or
(ii), to secure listing on a national securities exchange or Nasdaq authorization and quotation for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register with the National Association of Securities Dealers, Inc. ("NASD") as such with respect to such Registrable Securities.

              (n) The Company shall provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement.

              (o) The Company shall cooperate with the Investors who hold Registrable Securities being sold and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold pursuant to the Registration Statement and enable such certificates to be in such denominations or amounts as the case may be, and registered in such names as the managing underwriter or underwriters, if any, or the Investors may reasonably request; and, within three (3) trading days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) instructions to the transfer agent to issue new stock certificates without a legend and an opinion of Company's counsel that the Common Shares have been registered.



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              (p)   The Company shall take all other reasonable actions
necessary to expedite and facilitate disposition by the Investor of the Registrable Securities pursuant to the Registration Statement.

         4. Obligations of the Investors. In connection with the registration of the Registrable Securities, the Investors shall have the following obligations:

              (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to each Investor that such Investor shall, upon request of the Company, furnish to the Company such information regarding itself, the number of Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be required by rules of the SEC to effect the registration of the Registrable Securities. The information so provided by the Investor shall be included without material alteration in the Registration Statement and shall not be modified without such Investor's written consent, which consent shall be deemed to be given, if not objected to, in connection with and upon completion of the review contemplated by Section 3(h) hereof. At least twelve (12) business days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Investor of the information the Company requires from each such Investor (the "Requested Information") if such Investor elects to have any of such Investor's Registrable Securities included in the Registration Statement. If within seven (7) business days of such notice the Company has not received the Requested Information from an Investor (a "Non-Responsive Investor"), then the Company may file the Registration Statement without including Registrable Securities of such Non-Responsive Investor.

              (b) Each Investor, by such Investor's acceptance of the Registrable Securities, agrees to cooperate with the Company as required to comply with applicable securities laws and as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement.

              (c) In the event Investors holding a majority in interest of the Registrable Securities being registered determine to engage (subject to Section 3(e) above) the services of an underwriter, each Investor agrees to enter into and perform such Investor's obligations under an underwriting agreement, in usual and customary form, including, without limitation, customary indemnification and contribution obligations, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities, unless such Investor has notified the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the


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applicable Registration Statement. No Investor shall be obligated to participate in any such underwriting.

              (d) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(f) or 3(g), such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(f) or 3(g) and, if so directed by the Company, such Investor shall deliver to the Company (at the expense of the Company) or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

              (e) No Investor may participate in any underwritten registration hereunder unless such Investor (i) agrees to sell such Investor's Registrable Securities on the basis provided in any underwriting arrangements approved by the Investors entitled hereunder to approve such arrangements, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions applicable with respect to its Registrable Securities.

         5. Expenses of Registration. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Sections 2 and 3, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, the fees and disbursements of counsel for the Company and counsel for the underwriter, and the reasonable fees and disbursements of one counsel selected by the Initial Investors pursuant to Section 3(e) hereof, shall be borne by the Company.

         6. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

              (a) To the extent permitted by law, the Company will indemnify and hold harmless each Investor who holds such Registrable Securities, the directors, if any, of such Investor, the officers, if any, of such Investor, the partners, if any, of such Investor, each person, if any, who controls any Investor within the meaning of the 1933 Act or the Exchange Act, any underwriter (as defined in the 1933 Act) for the Investors, the directors, if any, of such underwriter and the officers, if any, of such underwriter, and each person, if any, who controls any such underwriter within the meaning of the 1933 Act or the Exchange Act (each, an "Indemnified Person"), against any losses, claims, damages, expenses or liabilities (joint or several)

(collectively "Claims") to which any of them become subject under the 1933 Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by the Company of the 1933 Act, the Exchange Act or any state securities law or any rule or regulation promulgated thereunder (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Subject to the restrictions set forth in Section 6(c) with respect to the number of legal counsel, the Company shall reimburse the Investors and each such underwriter or controlling person, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section 6(a): (A) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person or underwriter for such Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) hereof; (B) with respect to any preliminary prospectus shall not inure to the benefit of any such person from whom the person asserting any such Claim purchased the Registrable Securities that are the subject thereof (or to the benefit of any person controlling such person) if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected in the prospectus, as then amended or supplemented, if a prospectus was timely made available by the Company pursuant to Section 3(c) hereof; and (C) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Persons and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

              (b) In connection with any Registration Statement in which an Investor is participating, each such Investor, severally and not jointly, agrees to indemnify and hold harmless, to the same extent and in the same manner set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act or the Exchange Act, any underwriter and any other stockholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such stockholder or underwriter within the meaning of the 1933 Act or the Exchange Act (collectively and together with an Indemnified Person, an "Indemnified Party"), against any Claim to which any of them may become subject, under the 1933 Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement, and such Investor will promptly reimburse any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided further, however, that the Investor shall be liable under this Section 6(b) for only that amount of a Claim as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented unless such corrected prospectus was timely provided to the Investor and was not thereafter delivered as required by law on a timely basis by the Investor or by an underwriter selected by such Investor.

              (c) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and this indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying parties; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and other party represented by such counsel in such proceeding. The Company shall pay for only one separate legal counsel for the Investors; such legal counsel shall be selected by the Investors holding a majority in interest of the Registrable Securities. The failure to deliver written notice to the indemnifying party within a reasonable period of time following the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is prejudiced in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

         7. Contribution. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between the Company on the one hand and any Investor on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of such Investor in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of any Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by such Investor.

         In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

         The Company and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Investors or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an

Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Investor or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Investor, the net proceeds received by such Investor from the sale of Registrable Securities or
(ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Investor or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         8. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees (until such time as all Registrable Securities may be sold by the Investor pursuant to Rule 144(k)) to:

              (a) File with the SEC in a timely manner and make and keep available all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements and the filing and availability of such reports and other documents is required for the applicable provisions of Rule 144; and

              (b) Furnish to each Investor so long as such Investor holds Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

         9. Assignment of Registration Rights. The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned with respect to the transferred Registrable Securities or Notes or Warrants by the Investors to transferees or assignees of all or any portion of such securities only if (i) the Investor agrees in writing with the transferee or assignee to assign such rights and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within a reasonable period of time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, (iii) following such transfer or assignment the further public disposition of such securities by the transferee or assignee is conditioned, restricted or limited under the 1933 Act or applicable state securities laws, (iv) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the relevant provisions contained herein, (v) such transfer shall have been made in all material respects in accordance with the applicable requirements of the Purchase Agreement, and (vi) such transferee shall be an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act.

         10. Amendment of Registration Rights. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and each Investor in the case of an amendment, and in the case of a waiver, with the written consent of the party charged with the enforcement of any such provision. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company.

         11. Third Party Beneficiary. The parties acknowledge and agree that Shoreline Pacific Institutional Finance, the Institutional Division of Financial West Group ("Shoreline"), shall be deemed a third party beneficiary of the Company's agreements and representations set forth in this Agreement and to indemnification by the Company for any damages resulting to Shoreline from any actual or threatened breach thereof by the Company, both in Shoreline's personal capacity and, should Shoreline so elect, and provided that Shoreline has obtained the prior written consent of the Investor, on behalf of the Investor.

         12.  Miscellaneous.

              (a) Conflicting Instructions. A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

              (b) Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (with return receipt requested) or delivered personally or by courier (including a nationally recognized overnight delivery service) or by facsimile transmission. Any notice so given shall be deemed effective upon receipt if delivered personally, by U.S. Mail, by courier or by facsimile transmission, in each case addressed to a party at the following address or such other address as each such party furnishes to the other in accordance with this Section 12(b):

              If to the Company:

              Selfcare, Inc.
              200 Prospect Street
              Waltham, MA 02154
              Attention: Ron Zwanziger
              Facsimile: (617) 647-3939

              With copy to:

              Goodwin, Procter & Hoar LLP
              Exchange Place
              Boston, MA 02109
              Telecopy:  (617) 523-1231
              Attention: Stephen W. Carr, P.C. &
                         Martin Carmichael, III, P.C.

              If to either Investor:

              c/o Stonington Management Corporation
              712 Fifth Avenue, 36th Fl.
              New York, NY 10019
              Attention: Brett Cohen
              Facsimile: (212) 974-2092

              with a copy to:

              Kleinberg, Kaplan, Wolff & Cohen, P.C.
              551 Fifth Avenue, 18th Floor
              New York, NY 10176
              Attention: Fredric A. Kleinberg, Esq.
              Facsimile: (212) 986-8866

              In each case with a copy to:

              Shoreline Pacific Institutional Finance
              3 Harbor Drive, Suite 211
              Sausalito, CA 94965
              Attention: General Counsel
              Facsimile: (415) 332-7808

              (c) Waiver. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

              (d) Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of laws, and any disputes arising hereunder will be adjudicated in federal or state court situated therein or in the State of New York. Each party hereto consents to such venue in Delaware and New York and to the personal and subject matter jurisdiction of said courts and, to the extent permitted by applicable law, agrees to waive any objection as to such jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue.

              (e) Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

              (f) Entire Agreement. This Agreement and the Purchase Agreement (including all schedules and exhibits thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof. Nothing in this Agreement is intended to reduce the Company's obligations or reduce the Investor's rights under the Purchase Agreement.

              (g)   Successors and Assigns. Subject to the requirements of
Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

              (h) Use of Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

              (i) Headings. The headings and subheadings in the Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

              (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission, and facsimile signatures shall be binding on the parties hereto.

              (k) Further Acts. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

              (l) Remedies. No provision of this Agreement providing for any remedy to the Company or an Investor, respectively, shall limit any remedy which would otherwise be available to such party at law or in equity. Nothing in this Agreement shall limit any rights the Company or an Investor, respectively, may have with respect to any applicable federal or state securities laws with respect to the investment contemplated hereby. The Company and each Investor acknowledges that a breach by it of its respective obligations hereunder will cause irreparable harm to each Investor, in the case of the Company, and the Company, in the case of an Investor. Accordingly, the Company and each Investor acknowledge that the remedy at law for a breach of its obligations under this Agreement will be inadequate and agrees, in the event of a breach or threatened breach by the Company or an Investor, as the case may be, of the provisions of this Agreement, that an Investor or the Company, as the case may be, shall be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate compliance, without the necessity of showing economic loss and without any bond or other security being required.

              (m) Consents. All consents and other determinations to be made by the Investors pursuant to this Agreement shall be made by Investors holding a majority of the Registrable Securities, determined as if all Warrants and Notes then outstanding had been exercised or converted for Registrable Securities.

         IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of the date first above written.


COMPANY:

SELFCARE, INC.



By: /s/ Ron Zwanziger
    ---------------------------
    Name: Ron Zwanziger
    Title: President and CEO


INITIAL INVESTORS:

ELLIOTT ASSOCIATES, L.P.



By: /s/ Paul Supin
    ---------------------------
    Name:
    Title:


WESTGATE INTERNATIONAL, L.P.

By: Martley International, Inc.
    Attorney-in-fact


By: /s/ Paul Supin
    ---------------------------
    Name:
    Title: